Calculation of Filing Fee Tables

Schedule 14A

(Form Type)

LOGIQ, INC.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction			Fee Rate	Amount of Filing Fee
Fees to Be Paid		$114,000,000	(1)	$0.00011020		$12,562.80	(2)
Fees Previously Paid	$				$
Total Transaction Valuation		$114,000,000	(1)			$12,562.80
Total Fees Due for Filing					$
Total Fees Previously Paid					$
Total Fee Offsets					$
Net Fee Due						$12,562.80

(1)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of July 30, 2022, based on the evaluation given for that certain Merger Agreement entered into between Logiq, Inc. and ABRI SPAC I, Inc. on September 9, 2022.
(2)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by 0.00011020.